                                                                    EXHIBIT 99.2

                EXCITE@HOME ANNOUNCES CHANGES TO BOARD DIRECTORS

REDWOOD CITY, Calif., October 24, 2001 - Excite@Home today announced it has been notified by AT&T that AT&T has removed C. Michael Armstrong, Frank Ianna, Charles H. Noski and Daniel E. Somers from the board of directors of Excite@Home, and that AT&T has irrevocably relinquished its rights to replace these directors and to otherwise appoint or designate additional directors that would constitute a majority of Excite@Home's board of directors, effective October 1, 2001. The two remaining directors elected by AT&T, Mufit Cinali and John C. Petrillo, will continue to serve on the board.

Today's announcement is not expected to have an impact on the pending Asset Purchase Agreement between Excite@Home and AT&T.

About Excite@Home
Excite@Home is the leading provider of broadband, offering consumers residential broadband services and businesses high-speed commercial services. Excite@Home has interests in one joint venture outside of North America delivering high-speed Internet services and three joint ventures outside of North America operating localized versions of the Excite portal.

This press release contains forward-looking information within the meaning of
Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by those sections. These forward-looking statements include statements relating to the effect the resignations may have on the eventual closing, or timing thereof, of the proposed asset purchase agreement between the company and AT&T Corp. Actual results may differ materially due to a number of factors, including the company's ability to comply with its obligations under its agreement with AT&T and to complete this transaction, approval of this transaction by the creditors' committee and the bankruptcy court, and other risks and uncertainties described in the Quarterly Report on Form 10-Q for the period ended June 30, 2001 and 8-K reports subsequently filed with the Securities and Exchange Commission. Excite@Home assumes no obligation to update the forward-looking information contained in this press release.

Contacts:
---------
Investors: Joe Shiffler, 650-556-3323
Media:  Estela Mendoza, 650-556-5366